February 3, 2004

Robina Finance & Leasing Corporation, Ltd.
Attn: Barry Wang, President & CEO
5th Floor., 121 Sung Chiang Road
Taipei, Taiwan, Republic of China

Re: Exercise of Call Option

Dear Mr. Wang:

Reference is made to Section 1.1 of the Share Purchase Agreement (the "Robina Agreement") dated as of September 6, 2002, entered into between Robina Finance & Leasing Corporation, Ltd. ("Robina") and Taisil Electronic Materials Corporation ("Taisil"). This letter shall constitute the written notice by Taisil, as set forth under Section 1.1 of the Robina Agreement, to request Robina to sell all of Robina's shares in Taisil to a designee of Taisil, MEMC Electronic Materials, Inc. ("MEMC").

Taisil hereby exercises its Call Option (as defined under the Robina Agreement) and instructs Robina to sell all of Robina's shares in Taisil (amounting to 19,818,000 shares) to MEMC, at the price of NT$11.75 per share as set forth in Section 1.1 of the Robina Agreement.

Taisil and Robina hereby agree to amend Section 3.1 of the Robina Agreement, such that the Closing (as defined in the Robina Agreement) shall occur at 9:00 a.m. on February 4, 2004, at the office of Tsar & Tsai Law Firm, 8th F., 245 DunHua S. Road, Sec. 1, Taipei 106, Taiwan, Republic of China. Taisil and Robina further agree that (i) at the Closing, MEMC shall remit the Total Purchase Price (as defined in the Robina Agreement) directly to the account of Taisil, as Robina's repayment to Taisil of the Performance Guarantee (as defined in the Robina Agreement); (ii) before the Closing, Robina shall instruct MEMC to remit the Total Purchase Price to Taisil in the form attached as Exhibit A hereto; (iii) before the Closing, Robina shall deliver the receipt for the Share Certificates and Transfer Notice (as defined in the Escrow Agreement among Taisil, Robina and Lee and Li) to Lee and Li; and (iv) upon the remittance by MEMC of the Total Purchase Price to the account of Taisil, Taisil shall provide an acknowledgement of receipt to Robina in the form attached as Exhibit B hereto. By executing this letter in the space provided below, Robina agrees to the amendments and terms set forth herein.

Regards,

Taisil Electronic Materials Corporation

/s/ David Eaton_________
Name: David Eaton
Title: President

ACCEPTED AND AGREED TO BY:

Robina Finance & Leasing Corporation, Ltd.

/s/__________________________
Name:
Title: